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                                                                EXHIBIT 10(a)


                              EMPLOYMENT AGREEMENT


     AGREEMENT made on December 2 , 1996 between Dean Foods Company, a Delaware corporation (the "Company"), and Philip A. Marineau ("Executive").

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the "Employment Period").

     2.         Position and Duties.

     (a) During the Employment Period, Executive shall serve as the chief operating officer of the Company, and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to supervision and control by the Board of Directors of the Company (the "Board") and the chief executive officer of the Company (the "CEO"). Executive shall have the title President and Chief Operating Officer of the Company. During the Employment Period, Executive shall also serve as a director of the Company for so long as the Board nominates him to that position and he is elected to it and as a director of any affiliate of the Company designated by the Board for so long as the Board causes him to be elected to such position.

     (b)        Executive shall report to the CEO.

     (c) During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity and, provided such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder, participation in charitable and civic endeavors and management of Executive's personal investments and business interests) to the business and affairs of the Company, its subsidiaries and affiliates. Executive shall perform his duties and responsibilities hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

     (d) Executive shall perform his duties and responsibilities hereunder principally in the Chicago, Illinois metropolitan area.

     (e) Executive is entering into this Agreement with the desire of becoming the chief executive officer of the Company not later than December 31, 2001, but without any commitment from the Company that such will be the case. If at any


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time during the Employment Period the Board provides Executive with a written formal offer (the "CEO Position Offer") to make Executive the chief executive officer of the Company as of a date (which may be either a specified date or an outside date) not later than December 31, 2001 and which sets forth the terms of such offer (including the effect of such offer on the terms of this Agreement, and possibly including a provision that service as chief executive officer will be at the pleasure of the Board rather than pursuant to contract), Executive will discuss such offer, and any changes to its terms that he may wish to propose, with the Board.

     3.         Salary and Benefits.

     (a) Pursuant to authorization by the Compensation Committee of the Board, and under the Dean Foods Company 1989 Stock Awards Plan, on the date hereof Executive will be granted incentive stock options and non-qualified stock options to purchase shares of the Company's common stock (the numbers of shares to be determined by such Committee, on a basis consistent with that used by such Committee in making similar determinations, so that such options have an aggregate value on the date hereof of $400,000) at an exercise price per share equal to the fair market value of such a share on the date hereof. Such options will be in the respective forms of the incentive stock options and non-qualified stock options granted under such Plan most recently prior to the date hereof, except that such non-qualified options will provide for accelerated full vesting at the end of the Employment Period unless the Employment Period ends early pursuant to paragraph 4 hereof on account of a Termination for Cause or a Termination by Executive for CEO Position Offer Deadlock.

     (b)        The Company agrees to pay Executive a salary during the
Employment Period, in monthly installments.   Executive's initial salary shall
be $625,000 per annum. Executive's salary may be changed by the Board at any time or from time to time after May 31, 1998, but may not be reduced below $625,000.

     (c) Executive shall be entitled during the Employment Period to participate, on the same basis as the CEO, in both the corporate performance and personal performance components of the Company's incentive pay program in effect from time to time; provided (i) that the percentage of Executive's salary to which the formula under such program shall be applied for any of the following fiscal years shall be the following percentage for such fiscal year: fiscal year ending in 1997-60%; fiscal year ending in 1998-65%; fiscal year ending in 1999-70%; fiscal year ending in 2000-75%; and (ii) the amount of incentive pay to which Executive shall be entitled for the Company's fiscal year ending in 1997 and for the Company's fiscal year ending in 2000 pursuant to such program shall be a pro rata portion (based on the days Executive is employed by the Company during such fiscal year) of the amount to which Executive would have been entitled had he been employed by the Company for all of such fiscal year.


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     (d)        Executive shall be entitled during the Employment Period to participate in the Dean Foods Company Supplemental Benefits Plan.

     (e) Executive shall be entitled during the Employment Period to be covered, on the same basis and in the same amount as the CEO, by any excess personal liability insurance provided by the Company from time to time. Such coverage is currently provided in the amount of $10,000,000.

     (f) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

     (g) In addition to the salary, incentive pay and other benefits payable to Executive pursuant to the preceding provisions of this paragraph, Executive shall be entitled during the Employment Period to participate, on the same general basis as other executive officers of the Company, in those other Company benefit programs for which the CEO is from time to time eligible as determined from time to time by the Board. Such other benefit programs currently include the Dean Foods Company 1989 Stock Awards Plan, pension plan, 401 (k) plan, insurance (life, short-term disability, long-term disability, health and dental), annual physical, vacation, personal use of airline mileage awards, company car, country club dues, financial consulting and change of control agreement. However, it is expressly understood by Executive that, in view of the options being granted to Executive pursuant to (a) above, until May 26, 1997 Executive will not be eligible to participate in the Dean Foods Company 1989 Stock Awards Plan except to the extent the incentive pay provisions of (c) above operate under such Plan and except for participation in the program thereunder permitting an executive to elect to receive Company common stock in lieu of all or a portion of incentive cash bonuses otherwise payable to him. It is further expressly understood by Executive that his change of control agreement will provide for the elimination of any duplication of the payments and benefits provided under this Agreement.

     4.         Employment Period.

     (a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, November 30, 1999.

     (b) Notwithstanding (a) above, the Employment Period shall end early upon the first to occur of any of the following events:

     (i)        Executive's death;


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     (ii)    the Company's termination of Executive's employment on account of
             Executive's having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six (6) consecutive months ("Termination for Disability");

     (iii) the Company's termination of Executive's employment for Cause ("Termination for Cause");

     (iv) the Company's termination of Executive's employment other than a Termination for Disability or a Termination for Cause ("Termination without Cause");

     (v) Executive's termination of Executive's employment for Good Reason, by means of advance written notice to the Company at least thirty
             (30) days prior to the effective date of such termination identifying such termination as a Termination by Executive for Good Reason ("Termination by Executive for Good Reason"); or

     (vi) Executive's termination of Executive's employment for CEO Position Offer Deadlock, by means of advance written notice to the Company at least ninety (90) days prior to the effective date of such termination identifying such termination as a Termination by Executive for CEO Position Offer Deadlock ("Termination by Executive for CEO Position Offer Deadlock").

     (c)     For purposes of this Agreement, "Cause" shall mean:

     (i) the commission by Executive of a felony or a crime involving moral turpitude;

     (ii)    the commission by Executive of a fraud;


     (iii) the commission by Executive of any act involving dishonesty or disloyalty with respect to the Company or any of its subsidiaries or affiliates;

     (iv) conduct by Executive tending to bring the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

     (v) gross negligence or willful misconduct by Executive with respect to the Company or any of its subsidiaries or affiliates;


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     (vi)    repudiation of this Agreement by Executive or Executive's
             abandonment of his employment with the Company (it being expressly understood that neither a Termination by Executive for Good Reason nor a Termination by Executive for CEO Position Offer Deadlock shall constitute such a repudiation or abandonment);

     (vii)   breach by Executive of any of the agreements in paragraph 9 hereof;
             or

     (viii) any other breach by Executive of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to Executive from the Company.

     (d)     For purposes of this Agreement, "Good Reason" shall mean:

     (i) any breach by the Company of this Agreement which is material (including without limitation any substantial reduction by the Company in Executive's duties, responsibilities or authority) and which is not cured within thirty (30) days after written notice thereof to the Company from Executive; or

     (ii) the election or appointment of a chief executive officer of the Company other than Howard M. Dean.

     (e) For purposes of this Agreement, "CEO Position Offer Deadlock" shall mean Executive's unwillingness to accept the CEO Position Offer after discussion with the Board of any changes thereto proposed by Executive and the inclusion therein of any such changes to which the Board is agreeable.

     5.   Post-Employment Period Payments.

     (a) If the Employment Period ends pursuant to paragraph 4 hereof on November 30, 1999, or if the Employment Period ends early pursuant to paragraph 4 hereof for any reason, Executive shall cease to have any rights to salary, bonus (if any) or benefits other than: (i) any salary which has accrued but is unpaid, and any reimbursable expenses which have been incurred but are unpaid, as of the end of the Employment Period, (ii) (but only to the extent provided in any benefit plan in which Executive has participated as an employee of the Company) any plan benefits which by their terms extend beyond termination of Executive's employment and (iii) any other amounts(s) payable pursuant to the succeeding provisions of this paragraph 5.

     (b) If the Employment Period ends pursuant to paragraph 4 hereof on November 30, 1999: (i) the Company shall pay to Executive amounts equal to the


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amounts Executive would have received as salary (based on a salary of $625,000 per annum) had the Employment Period remained in effect until November 30, 2001, at the times such amounts would have been paid (in the event Executive is entitled during the payment period to any payments under any disability benefit plan or the like in which Executive has participated as an employee of the Company, less such payments); and (ii) until November 30, 2001 or such earlier time as Executive commences other employment, Executive and his dependents shall continue to be eligible to participate, on the same basis as other employees of the Company, in the Company's health care program in effect from time to time. Executive agrees that the period subsequent to November 30, 1999 during which he and his dependents continue to be eligible to participate in such health care program shall count toward the period of continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any comparable state laws. It is expressly understood that the Company's payment obligations under this (b) shall cease in the event Executive breaches any of his agreements in paragraph 6, 8 or 9 hereof.

     (c) If the Employment Period ends early pursuant to paragraph 4 hereof on account of Executive's death, the Company shall pay to Executive's estate amounts equal to the amounts Executive would have received as salary (based on a salary of $625,000 per annum or, if greater, Executive's salary then in effect) had the Employment Period remained in effect until November 30, 1999, at the times such amounts would have been paid.

     (d) If the Employment Period ends early pursuant to paragraph 4 hereof on account of a Termination for Disability, the Company shall pay to Executive amounts equal to the amounts Executive would have received as salary (based on a salary of $625,000 per annum) had the Employment Period remained in effect until November 30, 1999, at the times such amounts would have been paid (in the event Executive is entitled during the payment period to any payments under any disability benefit plan or the like in which Executive has participated as an employee of the Company, less such payments). It is expressly understood that the Company's payment obligations under this (d) shall cease in the event Executive breaches any of his agreements in paragraph 6, 8 or 9 hereof.

     (e) If the Employment Period ends early pursuant to paragraph 4 hereof on account of a Termination for Cause, the Company shall make no further payments to Executive except as contemplated in (a)(i) and (ii) above.

     (f) If the Employment Period ends early pursuant to paragraph 4 hereof on account of a Termination without Cause or a Termination by Executive for Good
Reason: (i) the Company shall pay to Executive amounts equal to the amounts Executive would have received as salary (based on a salary of $625,000 per annum) had the Employment Period remained in effect until the second anniversary of the end of the Employment Period, at the times such amounts would have been paid (in the



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event Executive is entitled during the payment period to any payments under any disability benefit plan or the like in which Executive has participated as an employee of the Company, less such payments); and (ii) until the second anniversary of the end of the Employment Period, or such earlier time as Executive commences other employment, Executive and his dependents shall continue to be eligible to participate, on the same basis as other employees of the Company, in the Company's health care program in effect from time to time. Executive agrees that the period subsequent to the end of the Employment Period during which he and his dependents continue to be eligible to participate in such health care program shall count toward the period of continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any comparable state laws. It is expressly understood that the Company's payment obligations under this (f) shall cease in the event Executive breaches any of his agreements in paragraph 6, 8 or 9 hereof.

     (g) If the Employment Period ends early pursuant to paragraph 4 hereof on account of a Termination by Executive for CEO Position Offer Deadlock, the Company shall make no further payments to Executive except as contemplated in
(a)(i) and (ii) above.

     6. Inventions and Other Intellectual Property. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trademarks, slogans, product or other designs, advertising or marketing programs, and all similar or related information which relate to the Company's or any of its subsidiaries' or affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive, whether alone or jointly with others, while employed by the Company or any such subsidiary or affiliate ("Work Product") belong to the Company or such subsidiary or affiliate. Executive will promptly disclose such Work Product to the CEO and perform all actions reasonably requested by the CEO (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

     7. Limitation/Illinois Disclosure. Paragraph 6 of this Agreement regarding the ownership of inventions and other intellectual property does not apply to the extent application thereof is prohibited by any law the benefits of which cannot be waived by Executive. Executive hereby waives the benefits of any such law to the maximum extent permitted by law. In accordance with Section 2872 of the Illinois Employee Patent Act, Ill. Rev. Stat. Chap. 140, Section 301 et. seq. (1983), Executive is hereby advised that in the event and to the extent such Act is applicable to Executive, paragraph 6 of this Agreement regarding the ownership of inventions and other intellectual property does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its subsidiaries or affiliates was used and which was developed entirely on Executive's own time, unless (i) the invention



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relates to the business of the Company or any of its subsidiaries or affiliates or to the Company's or any of its subsidiaries' or affiliates' actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for the Company or any of its subsidiaries or affiliates.

     8. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement concerning the business or affairs of the Company or any of its subsidiaries or affiliates (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act, "Confidential Information") are the property of the Company or such subsidiary or affiliate. Therefore, Executive agrees that he shall not disclose any Confidential Information without the prior written consent of the CEO unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive's performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the CEO. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.

     9.      Non-Compete, Non-Solicitation.

     (a) Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and affiliates and that his services have been and will be of special, unique and extraordinary value to the Company.

     (b) Executive agrees that during the Employment Period he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, the development, processing, marketing, distribution or sale of any product of a kind then actively being developed, processed, marketed, distributed or sold by the Company or any of its subsidiaries or affiliates. Executive further agrees that for two years after the Employment Period he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an



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officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, the development, processing, marketing, distribution or sale of any product of a kind actively being developed, processed, marketed, distributed or sold by the Company or any of its subsidiaries or affiliates at the end of the Employment Period, in any geographic area in which the Company or any of its subsidiaries or affiliates is engaged in such development, processing, marketing, distribution or selling (whether through production, calling on customers or prospective customers, or otherwise) at the end of the Employment Period.

     (c) Executive further agrees that during the Employment Period and for two years thereafter he shall not in any manner, directly or indirectly, (i) induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to quit or abandon his employ, or any customer of the Company or of any of its subsidiaries or affiliates to quit or abandon its relationship, for any purpose whatsoever, or (ii) in connection with any business to which the first sentence of (b) above applies, call on, service, solicit or otherwise do business with any then current or prospective customer of the Company or of any of its subsidiaries or affiliates.

     (d)     Nothing in this paragraph 9 shall prohibit Executive from being:
(i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

     (e) If, at the time of enforcement of this paragraph, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

     10. Enforcement. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of paragraph 6, 8 or 9 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).


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     11.     Executive Representations.  Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

     12. Survival. Paragraphs 6, 8 and 9 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

     13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:


     Notices to Executive:

     Mr. Philip A. Marineau

     Notices to the Company:

     Mr. Howard M. Dean
     Chairman of the Board and Chief Executive Officer
     Dean Foods Company
     3600 North River Road
     Franklin Park, IL  60131

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

     14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.



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     15.     Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

     17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any of his or its rights or delegate any of his or its obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets; in each case provided such transferee or successor assumes the liabilities of the Company hereunder.

     18. Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Illinois.

     19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                             DEAN FOODS COMPANY

                                             By:
                                                -------------------------
                                             Its:  Chairman of the Board and
                                                     Chief Executive Officer



                                             ----------------------------
                                                 Philip A. Marineau




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